As filed with the Securities and Exchange Commission on June 25, 2025

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

Sphere 3D Corp.

(Exact Name of Registrant as Specified in Its Charter)

___________________

Ontario, Canada (State or Other Jurisdiction of Incorporation or Organization)	98-1220792 (I.R.S. Employer Identification No.)

 243 Tresser Blvd, 17th Floor

Stamford, Connecticut 06901
(Address, Including Zip Code, of Principal Executive Offices)

___________________

Sphere 3D Corp. 2025 Performance Incentive Plan

(Full Title of the Plan)

___________________

CCS Global Solutions, Inc.
500 Seventh Avenue, Office 12B101
New York, NY 10018
(917) 566-7046

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this "Registration Statement") is being filed by Sphere 3D Corp. (the "Company" or the "Registrant"), to register for issuance 4,596,408 Common Shares, consisting of (i) 3,000,000 Common Shares that may be granted or issued under the Sphere 3D Corp. 2025 Performance Incentive Plan (the "2025 Plan"); (ii) 1,596,408 Common Shares that may be granted or issued under the 2025 Plan that were rolled over from the Sphere 3D Corp. 2015 Performance Incentive Plan; and (iii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2025 Plan.

__________________________

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the 2025 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the U.S. Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on March 28, 2025;

(b) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2025 filed with the Commission on May 14, 2025;

(c) The Company's Current Reports on Form 8-K, filed with the Commission on January 3, 2025, March 7, 2025, April 28, 2025, and June 2, 2025;

(d) The description of the Company's Common Shares contained in Exhibit 4.1 to its Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on March 28, 2025; and

(e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the "OBCA"), the Company may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or another entity on condition that (i) the individual acted honestly and in good faith with a view to the Company's best interests or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual also had reasonable grounds for believing that his or her conduct was lawful. Further, the Company may, with court approval, indemnify an individual described above in respect of an action by or on the Company's behalf or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Company or another entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above. An individual as described above is entitled as a matter of right to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceedings to which such individual is subject if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done, and has fulfilled conditions (i) and (ii) above.

In accordance with the OBCA, the Company has agreed to indemnify each of the Company's directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative action or proceeding in which such individual is involved by reason of his or her association with the Company or another entity if such individual acted honestly and in good faith with a view to the best interests of the Company or such other entity, and such individual had reasonable grounds for believing that his or her conduct was lawful.

The Company maintains a policy of directors' and officers' liability insurance, which insures directors and officers for losses, subject to deductibles and exclusions, as a result of claims against the Company's directors and officers in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the Company's bylaws and the OBCA.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4	Sphere 3D Corp. 2025 Performance Incentive Plan.

5	Opinion of Meretsky Law Firm.

23.1	Consent of MaloneBailey, LLP.

23.2	Consent of Meretsky Law Firm (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under "Signatures").

107	Filing Fee Table.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 25, 2025.

SPHERE 3D CORP.

By:  /s/ Kurt Kalbfleisch

 Kurt Kalbfleisch

 Interim Chief Executive Officer and

 Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kurt Kalbfleisch as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kurt Kalbfleisch Kurt Kalbfleisch	Interim Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	June 25, 2025

/s/ Timothy Hanley Timothy Hanley	Director	June 25, 2025

/s/ Susan Harnett Susan Harnett	Director	June 25, 2025

/s/ Duncan McEwan Duncan McEwan	Director	June 25, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of San Diego, State of California on June 25, 2025.

AUTHORIZED U.S. REPRESENTATIVE

By:  /s/ Kurt Kalbfleisch

 Kurt Kalbfleisch

 Interim Chief Executive Officer and

 Chief Financial Officer